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                                                                  Exhibit 99.1


                                           Paul Broyer,
                                           Candela Corporation 508-358-7400 x435


           CANDELA ANNOUNCES INTERIM DECISION OF ARBITRATOR IN DISPUTE
                WITH THE REGENTS OF THE UNIVERSITY OF CALIFORNIA


WAYLAND, MA, February 17, 2005 -- Candela Corporation (NASDAQ: CLZR) announced today that the arbitrator has issued an interim decision in the dispute concerning Candela's royalty obligations under its Amended and Restated License Agreement with The Regents of the University of California (the "Regents"). Candela licenses certain patent rights from the Regents relating to technology incorporated in Candela's dynamic cooling device (the "DCD").

The arbitrator found in favor of the Regents as to the primary issue in dispute, finding that Candela is obligated to pay royalties on the good faith list prices of its Sclero, SPTL, GentleLASE and GentleYAG laser systems when those systems are sold with DCDs, and not just on the good faith list prices of the DCDs for sale with those systems.

The arbitrator denied the Regents' request for the right to declare a forfeiture of Candela's license with the Regents, and found in Candela's favor on the remaining monetary disputes concerning Candela's past royalty payments to the Regents.

The arbitrator will issue a final decision with actual damages after further post-arbitration submissions by the parties as to calculation of damages. Because the Regents prevailed on the primary issue in dispute, as part of the damages award, Candela will be obligated to reimburse the Regents for its costs and fees associated with the arbitration, as well as the amount of unpaid royalties computed in accordance with the final decision.

The Regents have asserted past due royalty damages of approximately $3.5 million together with interest thereon through the quarter ended July 3, 2004, and during the pendency of the arbitration, Candela deposited approximately $3.4 million into an interest-bearing escrow fund to be paid in whole or in part to Candela or the Regents as determined by the arbitrator. Candela will take a charge for the related expense in the fiscal quarter in which the arbitrator issues his final decision. As a result of the arbitrator's interim ruling, Candela will incur royalty obligations to The Regents on future sales of the DCD at a higher royalty rate than it has recognized on DCD sales over the past few years.

Gerard E. Puorro, President and Chief Executive Officer, said "We are disappointed with the outcome of the arbitrator's interim decision, but we observe that the arbitrator made a finding that Candela acted in good faith with respect to its actions. Moreover, while Candela will have to pay higher royalties to The Regents going forward, The Regents were unsuccessful in their attempt to terminate our exclusive license."


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ABOUT CANDELA:

Candela Corporation, an ISO-9001 certified company, develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 64 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 16 years ago, and currently has an installed base of 8,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran). Visit Candela on the Web at http://www.candelalaser.com.

SAFE HARBOR STATEMENT: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela's current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock. The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals. Further information on factors that could affect Candela's performance is included in Candela's periodic reports filed with the SEC, including but not limited to, Candela's Annual Report on Form 10-K for the year ended July 3, 2004, and subsequent Quarterly Reports on Form 10-Q. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela's expectations or any change in events, conditions or circumstances on which any such statement is based.

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